SECURE NETWERKS, INC.
                          10757 SOUTH RIVER FRONT PKWY
                                    SUITE 125
                            SOUTH JORDAN, UTAH 84095
                                 (801) 816-2560
                               FAX: (801) 816-2599
                             WWW.SECURENETWERKS.COM

                                November 21, 2006

VIA FEDERAL EXPRESS

Song P. Brandon, Attorney
U.S. SECURITIES AND EXCHANGE COMMISSION
Division of Corporate Finance
450 Fifth Street, N.W., Mail Stop 0304
Washington, D.C. 20549
Telephone (202) 942-1946
Facsimile (202) 942-9516

     Re: Secure Netwerks, Inc. - Withdrawal of Form 10-SB12G Amendment File Number 000-52227

Dear Ms. Brandon:

     As of the date of this letter, Secure Netwerks Form 10-SB12G file number 000-52227, filed on November 20, 2006, is hereby withdrawn.




                                                  Sincerely,

                                                  /s/Chene Gardner
                                                  -----------------------
                                                  Chene Gardner
                                                  Chief Executive Officer
                                                  SECURE NETWERKS, INC.